Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Medical Nutrition USA, Inc.	Investor Relations
	Alan Levy	Lena Cati
	Vice President/Finance	The Equity Group
	Chief Financial Officer	212-836-9611
	800-221-0308	lcati@equityny.com
alevy@mnidirect.net

Medical Nutrition USA Inc. Announces 31% Unit Sales Increase in Branded Products for Quarter

Englewood, NJ – June 11, 2008- Medical Nutrition USA, Inc. (NASDAQ:MDNU) today announced financial results for the first fiscal quarter ended April 30, 2008.

First Quarter Fiscal 2009 vs. 2008

  Total sales increased 17% to $3,309,600 from $2,831,200;
  Branded product revenue increased 17% to $2,892,500 from $2,469,200 on a 31% increase in unit sales offset by price reductions;
  Gross margin increased to $1,769,400, or 53.5% of sales, from $1,542,100, or 54.5% of sales, as a result of higher sales offset by price reductions;
  Selling, general and administrative (SG&A) expenses increased to $1,937,400, or 59% of sales, compared to $1,408,400, or 50% of sales, primarily as a result of increased Sales and Marketing expenses of $395,000 for the Company’s previously announced increase in its sales force and other marketing expenses;
  Operating loss was ($219,500) compared to operating income of $133,700;
  Net loss was $(121,400) or $(0.01) per share compared to net income of $53,700 or $0.00 per share.

“We are very pleased with the initial results of our plan to accelerate market penetration. We have strengthened our sales force with six additional area managers, increased unit sales of branded products by 31%, and delivered gross margins in line with our forecast. My congratulations to our entire team for their skillful and timely execution of our first quarter initiatives,” said Frank A. Newman, Chairman and Chief Executive Officer.

“During the second quarter we will complete the introduction of our new UTI-Stat™ product, a proprietary formulation that helps support urinary tract health. Trials conducted in 10 long-term care facilities in five states showed that 92% of residents with a history of urinary tract infections remained symptom-free while taking UTI-Stat. Though somewhat costly in the short-term, we expect the successful implementation of our first and second quarter initiatives to contribute materially to sales beginning in our third fiscal quarter and continuing thereafter,” Mr. Newman added.

“In addition, the expected addition of retail distribution of certain of our products by the end of this fiscal year represents a significant growth opportunity beyond the existing market potential for our products in nursing homes and dialysis clinics,” he concluded.

Conference call

The Company will host a conference call to discuss these results on Thursday, June 12th at 11:00 A.M. EDT. To participate, please call (706) 643–9215. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.mdnu.com and click on the Investor Relations section where the conference call is posted. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Risks and uncertainties that could cause or contribute to such material difference include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the nursing home, renal care, health food and bariatric surgery markets, changes in competitive pricing for products, and the impact of our competitors’ new product introductions. Our future financial condition and results of operations, as well as any forward- looking statements are subject to change and inherent risk and uncertainties. Other important factors that may cause actual results to differ materially from those expressed in forward-looking statements is contained in the Medical Nutrition USA, Inc. Annual Report on Form 10-KSB for the year ended January 31, 2008 as filed with the Securities and Exchange Commission on April 29, 2008.

Medical Nutrition USA, Inc.
Condensed Statements of Operations

	For the Three Months ended April 30,

	2008	2007
	(unaudited)

Sales	$3,309,600	$2,831,200
Cost of sales	1,540,200	1,289,100

Gross Profit	1,769,400	1,542,100

Selling, general & administrative	1,937,400	1,408,400
Research & development	51,500	—

Operating (loss) income	(219,500)	133,700

Interest income	68,900	94,500

(Loss) income before
income tax (benefit) provision	(150,600)	228,200

Provision for income taxes	(29,200)	174,500

Net (loss) income	$(121,400)	$53,700

(Loss) earnings per share

Basic	$(0.01)	$0.00

Diluted	$(0.01)	$0.00

Medical Nutrition USA, Inc.
Condensed Balance Sheets

	4/30/08	1/31/08
	(unaudited)
Assets
Cash and cash equivalents	$6,162,100	$5,208,000
Short-term investments	3,153,600	4,336,800
Accounts receivable, net	1,260,600	1,054,500
Inventories	404,400	401,800
Deferred income taxes	881,300	877,700
Prepaid income taxes	12,200	232,000
Other current assets	154,000	179,800

Total current assets	12,028,200	12,290,600

Fixed assets, net	260,200	199,000

Other assets

Deferred income taxes	536,300	480,000
Security deposits	15,300	15,300
Investment in Organics Corp of America	125,000	125,000
Intangible assets, net	274,100	252,700

Total assets	$13,239,100	$13,362,600

Liabilities and Stockholders' Equity

Current Liabilities

Accounts payable	$467,500	$364,800
Accrued expenses	649,500	466,000
Accrued rebates	58,600	61,700

Total current liabilities	1,175,500	892,500

Stockholders' equity

Common stock	13,900	14,000
Additional paid-in-capital	24,407,200	24,687,900
Accumulated deficit	(12,127,200)	(12,005,800)

	12,293,900	12,696,100
Less: treasury stock	(230,300)	(226,000)

Total shareholders' equity	12,063,600	12,470,100

Total liabilities and shareholders' equity	$13,239,100	$13,362,600